EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Lion Biotechnologies, Inc. of our reports dated March 16, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company. P.A.

Los Angeles, California

April 8, 2015